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EXHIBIT 5.1

April 22, 2016

Enterprise Products Partners L.P.

1100 Louisiana Street, 10th Floor

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as special counsel to Enterprise Products Partners L.P., a Delaware limited partnership (the “Partnership”), in connection with the preparation of a registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on April 22, 2016. The Registration Statement relates to the offering, from time to time, as set forth in the Registration Statement, the form of prospectus contained therein (the “Prospectus”) and one or more supplements to the Prospectus (each, a “Prospectus Supplement”), by the Partnership of common units representing limited partner interests in the Partnership having an aggregate offering price of up to $2,165,950,980.82 (the “Common Units”), on terms to be determined at the time of the offering thereof. All capitalized terms used but not defined herein have the respective meanings assigned to such terms in the Registration Statement.

As the basis for the opinions hereinafter expressed, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the following: (i) the Certificate of Limited Partnership of the Partnership, as amended to date; (ii) the Sixth Amended and Restated Agreement of Limited Partnership of the Partnership, dated November 22, 2010, as amended to date (the “Partnership Agreement”); (iii) the Certificate of Formation of Enterprise Products Holdings LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), as amended to date; (iv) the Fifth Amended and Restated Limited Liability Company Agreement of the General Partner, dated effective as of September 7, 2011, as amended to date (the “LLC Agreement”); (v) the Registration Statement; (vi) the Prospectus; and (vii) such other instruments and other certificates of public officials, officers and representatives of the Partnership and the General Partner, and such other persons as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinion expressed below, we have assumed and have not verified (i) the genuineness of the signatures on all documents that we have examined, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents supplied to us as originals and (iv) the conformity to the authentic originals of all documents supplied to us as certified, photostatic or faxed copies. In conducting our examination of documents, we have assumed the power, corporate or other, of all parties thereto other than the Partnership and the General Partner to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the due execution and delivery by such parties of such documents and that, except as set forth in the opining paragraph below, to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties.

We have also assumed that the Certificate of Limited Partnership of the Partnership, the Partnership Agreement, the Certificate of Formation of the General Partner and the LLC Agreement, in each case as amended to date, will not have been amended in any manner that would affect any legal conclusion set forth herein.

Based upon the foregoing, and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that, with respect to the Common Units, when (a) the General Partner has taken all necessary action (pursuant to action by the board of directors of the

General Partner) to authorize and approve the issuance by the Partnership of such Common Units, the terms of the offering thereof and related matters and (b) such Common Units have been paid for, issued and delivered in accordance with the terms of the applicable definitive purchase, underwriting or similar agreement so authorized and approved by the board of directors of the General Partner (on behalf of the Partnership), such Common Units will be validly issued, and purchasers of such Common Units will have no obligation, solely by reason of their ownership of such Common Units, to make any contributions to the Partnership or any further payments for their purchase of such Common Units, and such purchasers will have no personal liability, solely by reason of their ownership of such Common Units, to creditors of the Partnership for any of its debts, liabilities or other obligations.

We express no opinion other than as to the Delaware Revised Uniform Limited Partnership Act and the Delaware Limited Liability Company Act (which are deemed to include the applicable provisions of the Delaware Constitution and reported judicial opinions interpreting those laws), and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

/s/ ANDREWS KURTH LLP